Exhibit 99.15

Johnson & Johnson Reports Full-Year and Fourth-Quarter 2008 Results

2008 Full-Year Sales of $63.7 Billion increased 4.3%; Full-Year EPS was $4.57
2008 Fourth-Quarter Sales of $15.2 Billion decreased 4.9%; EPS was $0.97
Excluding Special Items, 2008 Full-Year EPS was $4.55, an increase of 9.6% and
 Fourth-Quarter EPS was $0.94, an increase of 6.8%*

New Brunswick, NJ (January 20, 2009) - Johnson & Johnson today announced sales for the year 2008 of $63.7 billion, an increase of 4.3% over 2007. Operational growth was 1.9% with currency contributing 2.4%. Domestic sales decreased 0.4%, while international sales increased 9.7%, reflecting operational growth of 4.6% and a positive currency impact of 5.1%. Worldwide sales in the fourth quarter of 2008 were $15.2 billion, a decrease of 4.9% as compared to the fourth quarter of 2007. Operational results declined 1.0% and the negative impact of currency was 3.9%. Domestic sales decreased 6.9%, while international sales decreased 2.7%, reflecting operational growth of 5.4% and a negative currency impact of 8.1%.

Net earnings and diluted earnings per share for the year 2008 were $12.9 billion and $4.57. Full-year 2008 net earnings included special items related to in-process research and development charges of $181 million with no tax benefit and an after-tax gain of $229 million representing the net impact of litigation settlements in the fourth quarter. Full-year 2007 net earnings included special items related to an in-process research and development charge of $807 million with no tax benefit, an after-tax charge of $528 million for restructuring, an after-tax non-cash charge of $441 million for the NATRECOR intangible asset write-down, and a tax gain of $267 million associated with the restructuring of certain international subsidiaries. Excluding these special items, net earnings for 2008 were $12.9 billion and earnings per share were $4.55, representing increases of 6.8% and 9.6%, respectively, as compared with the same period in 2007. *

Net earnings and diluted earnings per share for the fourth quarter of 2008 were $2.7 billion and $0.97, respectively. Fourth quarter 2008 net earnings included special items related to in-process research and development charges of $141 million with no tax benefit and an after-tax gain of $229 million representing the net impact of litigation settlements. Fourth quarter 2007 net earnings included special items related to an after-tax non-cash charge of $441 million for the NATRECOR asset write-down and a tax gain of $267 million associated with the restructuring of certain international subsidiaries. Excluding these special items, net earnings for the current quarter were $2.6 billion and diluted earnings per share were $0.94, representing increases of 3.1% and 6.8%, respectively, as compared to the same period in 2007. *

The Company announced earnings guidance for full-year 2009 of $4.45 to $4.55 per share, which excludes the impact of special items. This guidance includes anticipated dilution of $.03 to $.05 from the acquisition of Mentor Corporation, which is expected to close in January 2009.

“I am extremely proud of Johnson & Johnson’s accomplishments in 2008 and the way our people met our commitments,” said William C. Weldon, Chairman and Chief Executive Officer. “We delivered solid earnings growth and made significant progress in our research pipelines while continuing to invest in the future growth of our business. I am confident that we are well positioned for continued leadership and growth in health care.”

The Worldwide Consumer segment achieved annual sales in 2008 of $16.0 billion, an increase of 10.8% over the prior year with operational growth of 8.3% and a positive impact from currency of 2.5%. Domestic sales increased 8.3%, while international sales increased 12.8% (8.3% from operations and 4.5% from currency).

Sales results reflect the strong performance of the U.S. launch of ZYRTEC, an over-the-counter allergy treatment; the skin care lines of NEUTROGENA, AVEENO and CLEAN & CLEAR; international sales of Baby Care products; and LISTERINE antiseptic mouthrinse. Also contributing to growth were sales from the recently completed acquisition of DABAO, the leading moisturizer in China.

Worldwide Pharmaceutical sales of $24.6 billion for the full-year 2008 represented a decrease of 1.2% versus the prior year with a decline of 3.1% operationally and a positive impact from currency of 1.9%. Domestic sales decreased 4.9%, while international sales increased 5.1% (0.1% from operations and 5.0% from currency).

Sales results reflect the strong performance of VELCADE, a treatment for multiple myeloma; REMICADE, a biologic approved for the treatment of a number of immune mediated inflammatory diseases; RISPERDAL CONSTA, an antipsychotic medication; and TOPAMAX, an antiepileptic and a treatment for the prevention of migraine headaches. Sales results of RISPERDAL, an antipsychotic medication, were negatively impacted by generic competition and sales of PROCRIT, a product for the treatment of anemia, were lower due to a decline in the market.

During the quarter, the Company announced that the U.S. Food and Drug Administration (FDA) approved tapentadol immediate-release tablets for the relief of moderate to severe acute pain in adults 18 years of age or older.  In addition, the Company submitted two New Drug Applications to the FDA: trabectedin (known as YONDELIS outside the U.S.) when administered in combination with DOXIL for the treatment of women with relapsed ovarian cancer and carisbamate, a new investigational compound for the adjunctive treatment of partial onset seizures in patients 16 years of age and older.  The FDA also granted PREZISTA, a protease inhibitor, approval for an expanded indication for once-daily dosing as part of HIV combination therapy in treatment-naïve adults and traditional approval as twice-daily for use in treatment-experienced adult patients. Outside the United States, the European Commission granted full approval of the Marketing Authorization of PREZISTA in combination with ritonavir and other antiretroviral medicinal products for the treatment of HIV-1 infection, and extended the indication to include all treatment-experienced adult patients.

Worldwide, the Medical Devices and Diagnostics segment achieved annual sales of $23.1 billion in 2008, representing an increase over the prior year of 6.4% with operational growth of 3.5% and a positive currency impact of 2.9%. Domestic sales increased 1.0%, while international sales increased 11.3% (5.8% from operations and 5.5% from currency).

Primary contributors to the operational growth included Ethicon Endo-Surgery’s minimally invasive products; Vistakon’s disposable contact lenses; and DePuy’s orthopaedic joint reconstruction and sports medicine businesses. This growth was partially offset by lower sales in the Cordis franchise, reflecting new competitive entries in the drug-eluting stent market.

During the quarter, the Company completed the acquisition of SurgRx, Inc., a privately held developer of the advanced bipolar tissue sealing system used in the ENSEAL family of devices, and the divestiture of Ethicon’s Professional Wound Care business to One Equity Partners. In addition, the Company completed the acquisition of Omrix Biopharmaceuticals, Inc., a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products.

Also in the quarter, the Company entered into a definitive agreement to acquire Mentor Corporation, a leading supplier of medical products for the global aesthetic market.

The Company also announced 510(k) clearance from the FDA for the VITROS 5600 Integrated System, a next generation system uniquely designed to integrate clinical chemistry and immunoassay testing to increase laboratory productivity, and the VITROS 3600 Immunodiagnostic System, a new high-capacity system which combines accuracy and efficiency with a broad menu of immunoassays.

As an initial step in the creation of a wellness and prevention business platform, the Company completed two acquisitions during the quarter: HealthMedia, Inc., a privately held company that creates web-based behavior change interventions, and LGE Performance Systems, Inc., a privately held company known as Human Performance Institute, which develops science-based training programs to improve employee engagement and productivity.

About Johnson & Johnson

Caring for the world, one person at a time…inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our 119,000 employees at more than 250 Johnson & Johnson companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.

* Net earnings and diluted earnings per share excluding special items, such as after-tax in-process research and development charges and restructuring charges, are non-GAAP financial measures and should not be considered replacements for GAAP results. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the Investor Relations section of the Company’s website at www.jnj.com.

NOTE TO INVESTORS

Johnson & Johnson will conduct a meeting with members of the investment community to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com <http://www.investor.jnj.com>. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com <http://www.investor.jnj.com>.

Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm <http://www.investor.jnj.com/historical-sales.cfm>. The schedules include supplementary sales data, a condensed consolidated statement of earnings, sales of key products/franchises and a pharmaceutical pipeline of selected compounds in late stage development. Additional information on Johnson & Johnson can be found on the Company’s website at www.jnj.com <http://www.jnj.com>.

 (This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2007. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov <http://www.sec.gov>, www.jnj.com <http://www.jnj.com> or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)